Exhibit 2.2

DESCRIPTION OF SECURITIES

Zhibao Technology Inc. (“we,” “our,” “us” or the “Company”) is a Cayman Islands exempted company and its affairs are governed by the amended and restated memorandum and articles of association, as amended from time to time (the “Articles”), the Companies Act (Revised) of the Cayman Islands (which we refer to as the Companies Act below) and the common law of the Cayman Islands.

Pursuant to the Articles, we are authorized to issue Class A ordinary shares, of par value US$0.0001 each (the “Class A ordinary shares”), and Class B ordinary shares, of par value US$0.0001 each (the “Class B ordinary shares”). Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of the Company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of the Company.

As of the date of this annual report, 33,268,712 ordinary shares were issued and outstanding, of which 16,452,020 were Class A ordinary shares and 16,816,692 were Class B ordinary shares. As of January 5, 2026, we had outstanding warrants to purchase 2,099,901 Class A ordinary shares and convertible notes convertible into up to 729,433 Class A ordinary shares, subject to adjustment.

We were incorporated as an exempted company with limited liability under the laws of the Cayman Islands on January 11, 2023. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Under our Articles, the holders of Class A ordinary shares are entitled to one (1) vote for each Class A ordinary share held of record and the holders of Class B ordinary shares are entitled to twenty (20) votes for each Class B ordinary share held of record on all matters submitted to a vote of the shareholders.

Dividends. Subject to the provisions of the Companies Act and any rights and restrictions attaching to any class or series of shares under and in accordance with our articles of association, as amended from time to time:

(a)	our board of directors may, from time to time, declare dividends or distributions out of our lawfully available funds. No dividends shall be declared by the board out of the Company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to the Company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the board of directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

However, no dividend shall bear interest against the Company.

Voting Rights. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Holders of Class A ordinary shares have the right to one (1) vote per Class A ordinary share and holders of Class B ordinary shares have the right to twenty (20) votes per Class B ordinary share held on any resolution of members. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of the shareholders being entitled to attend and vote at a general meeting of the Company, or by unanimous written consent of shareholders entitled to vote at a general meeting. The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under our amended and restated articles of association an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent documents of the Company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Under Cayman Islands law and our amended and restated articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if the Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Upon the winding up of the Company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 days’ written notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the amended and restated articles of association.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the amended and restated articles of association) and, within 14  days of the date on which the notice is deemed to be given under the amended and restated articles of association, such notice has not been complied with.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the Company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of the Company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Rights Attaching to Class A Ordinary Shares. Each Class A ordinary share confers on the holder: (a) the right to one (1) vote on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company in accordance with the Companies Act; and (c) the right to an equal share in the distribution of the surplus assets of the Company.

Rights Attaching to Class B Ordinary Shares. Each Class B ordinary share confers on the holder: (a) the right to twenty (20) votes on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company in accordance with the Companies Act; (c) the right to an equal share in the distribution of the surplus assets of the Company; and (d) the conversion rights.

Each Class B ordinary share is convertible into one Class A ordinary share at the option of the holder of such Class B ordinary share at any time, upon written notice to the Company, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Notwithstanding anything contained in the Articles, upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. Where the Class B ordinary share concerned was fully paid and non-assessable, the Class A ordinary share into which it converted shall be fully paid and non-assessable. A written notice to the Company may specify that the intended conversion shall take effect subject to and with effect from a transfer of the Class B ordinary share concerned, in which case any conversion of such Class B ordinary share shall take effect concurrent with the transfer of the Class B ordinary share.

Alteration of Share Capital. Subject to the Companies Act, we may, by ordinary resolution:

(a) increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b) consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c) convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d) sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e) cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Conversion Rights. Each Class B ordinary share of the Company is convertible into one (1) Class A ordinary share, at the option of the holder of such Class B ordinary share, at any time, upon written notice to the Company, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Notwithstanding anything contained in the Articles, upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Class A Ordinary Shares. Provided that a transfer of Class A ordinary shares complies with applicable rules of the Nasdaq Capital Market, a Class A shareholder may transfer ordinary shares to another person by completing an instrument of transfer in the usual or common form, with respect to Class A ordinary shares, or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a) where the Class A ordinary shares are fully paid, by or on behalf of that shareholder; and

(b) where the Class A ordinary shares are nil or partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A ordinary share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A ordinary share unless:

(a) the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one class of shares;

(c) the instrument of transfer is properly stamped, if required;

(d) the Class A ordinary share transferred is fully paid and free of any lien in favor of us;

(e) any fee related to the transfer has been paid to us; and

(f) in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

This, however, is unlikely to affect market transactions of the Class A ordinary shares purchased by investors in the public offering. Once the Class A ordinary shares have been listed, the legal title to such Class A ordinary shares and the registration details of those Class A ordinary shares in our register of members will remain with DTC. All market transactions with respect to those Class A ordinary shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may be suspended at such times and for such periods as our board of directors may, from time to time determine, provided always that such registration of transfers shall not be suspended for more than 30 days in any year.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands (the Registrar);

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the Company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands law to have legal title to the shares as set against its name in the register of members.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by the company should be rectified, where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands courts.

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

L1 Ordinary Share Purchase Warrants

Duration and Exercise Price

The outstanding ordinary share purchase warrants that the Company has issued to L1 Capital Global Opportunities Master Fund (“L1”) are as follows:

●	The L1 First Closing of First Tranche Warrant (as defined in this annual report) to purchase up to 296,742 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share, subject to certain adjustments (as adjusted from 74,451 Class A ordinary shares when initially issued on September 23, 2024);

●	The L1 Second Closing of First Tranche Warrant (as defined in this annual report) to purchase up to 301,094 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share (as adjusted from 79,599 Class A ordinary shares when initially issued on October 1, 2024);

●	The L1 Third Closing of First Tranche Warrant (as defined in this annual report) to purchase up to 440,094 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share (as adjusted from 184,788 Class A ordinary shares when initially issued on December 11, 2024);

●	The L1 Waiver Warrant (as defined in this annual report) to purchase up to 571,588 Class A ordinary shares to L1 at an as-adjusted exercise price of $1.18172 per share (as adjusted from 240,000 Class A ordinary shares pursuant to the Section 3(d) of the warrant issue to L1 on December 16, 2024);

●	The L1 First Closing of Second Tranche Warrant (as defined in this annual report) to purchase up to 291,193 Class A ordinary shares at an as-adjusted exercise price of $1.18172 per share (as adjusted from 202,459 Class A ordinary shares pursuant to the Section 3(d) of the warrant issue to L1 at the L1 First Closing of Second Tranche); and

●	The L1 Second Closing of Second Tranche Warrant (as defined in this annual report) to purchase up to 123,002 Class A ordinary shares at an initial exercise price of $1.18172 per share, subject to certain adjustments (collectively, the “L1 Warrants”).

The L1 Warrants were immediately exercisable upon issuance and are exercisable for five years after the date of issuance. The exercise price and number of Class A ordinary shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, or similar events affecting our Class A ordinary shares. Except for certain exceptions, the exercise price is also subject to adjustment in the event of subsequent equity sales by the Company at a price less than the current exercise price of the L1 Warrants.

Exercisability

The L1 Warrant are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder (together with its affiliates) may not exercise any portion of the holder’s L1 Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Class A ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Class A ordinary shares after exercising the L1 Warrants up to 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the L1 Warrants.

Cashless Exercise

For the L1 Warrants, if at any time after 90 days after issuance there is not an effective registration statement covering the Class A ordinary shares underlying the L1 Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Class A ordinary shares determined according to a formula set forth in the L1 Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the L1 Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Class A ordinary shares, then upon any subsequent exercise of the L1 Warrants, the holder will have the right to receive as alternative consideration, for each Class A ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Class A ordinary shares of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Class A ordinary shares for which the L1 Warrants are exercisable immediately prior to such event.

Transferability

In accordance with its terms and subject to applicable laws, the L1 Warrants may be transferred at the option of the holder upon surrender of the L1 Warrants to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional Class A ordinary shares will be issued upon the exercise of the L1 Warrants. Rather, the number of Class A ordinary shares to be issued will, at our election, either be rounded down to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the L1 Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the L1 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the L1 Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the L1 Warrants or by virtue of the holders’ ownership of Class A ordinary shares, the holders of L1 Warrants do not have the rights or privileges of holders of our Class A ordinary shares, including any voting rights, until such L1 Warrants holders exercise their warrants.

Anti-Dilution Provision

If and whenever, at any time during the 18-month period following the dates of issuances of each of the L1 Warrants, the Company issues, sells or grants any Class A ordinary shares and/or equivalents of Class A ordinary shares for a consideration per share less than a price equal to the conversion price and/or exercise price of the L1 Warrants and L1 Notes (as defined in this annual report) in effect immediately prior to such issuances, sale or grant or deemed issuance, sale or grant (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the exercise price of each of the L1 Warrants then in effect shall be reduced to an amount equal to the issuance price of the newly issued securities. In addition, that upon any adjustment to the exercise price, the number of warrant shares that may be purchased upon exercise of the L1 Warrants shall be increased, so that after such adjustment the aggregate exercise price payable under the warrant shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained therein).

L1 Pre-Funded Warrant

Duration and Exercise Price

The pre-funded warrant that the Company issued to L1 at the L1 First Closing of First Tranche (the “L1 Pre-Funded Warrant”) will be exercisable at any time on or after the occurrence of an Event of Default (as defined in this annual report) and until the date on which no L1 Notes are outstanding or may be issuable under the L1 Securities Purchase Agreement (as defined in the annual report). Upon the occurrence of an Event of Default, the holder may subscribe for and purchase from the Company up to 191,522 shares (as subject to adjustment thereunder) at a nominal exercise price of $0.0001 per share.

Exercisability

The L1 Pre-Funded Warrant will be exercisable, at the option of the holder, in whole or in part, at any time on or after the occurrence of an Event of Default. The holder (together with its affiliates) may not exercise any portion of the holder’s L1 Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Class A ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Class A ordinary shares after exercising the holder’s ordinary shares up to 9.99% of the number of Class A ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Class A ordinary shares determined according to a formula set forth in the L1 Pre-Funded Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the L1 Pre-Funded Warrant and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Class A ordinary shares, then upon any subsequent exercise of a L1 Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each Class A ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Class A ordinary shares of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Class A ordinary shares for which the L1 Pre-Funded Warrant is exercisable immediately prior to such event.

Transferability

In accordance with its terms and subject to applicable laws, the L1 Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the L1 Pre-Funded Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional Class A ordinary shares will be issued upon the exercise of the L1 Pre-Funded Warrant. Rather, the number of Class A ordinary shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the L1 Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the L1 Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the L1 Pre-Funded Warrant will be limited.

Rights as a Shareholder

Except as otherwise provided in the L1 Pre-Funded Warrants or by virtue of the holders’ ownership of Class A ordinary shares, the holders of L1 Pre-Funded Warrants do not have the rights or privileges of holders of our Class A ordinary shares, including any voting rights, until such L1 Pre-Funded Warrant holders exercise their warrants.

L1 Notes

Principal and Maturity

The convertible notes that the Company has issued to L1 are as follows:

●	The L1 First Tranche Note (as defined in this annual report) was issued in the principal amount of $2,500,000, with a 10% Original Issue Discount (“OID”) of $250,000. The L1 First Tranche Note is initially convertible into Class A ordinary shares at conversion price of $4.71, subject to certain adjustments, provided that the conversion price shall not be reduced below a floor price of $0.7616. The L1 First Tranche Note does not bear any interest and matures on September 23, 2025. The L1 First Tranche Note has been fully paid off as of June 30, 2025.

●	The L1 Second Tranche Note (as defined in this annual report) was issued in the principal amount of $2,500,000, with a 10% OID of $250,000. The L1 Second Tranche Note is initially convertible into Class A ordinary shares at conversion price of $1.69964, subject to certain adjustments, provided that the conversion price shall not be reduced below a floor price of $0.282. The L1 Second Tranche Note does not bear any interest and matures on February 13, 2026.

Payment of the Outstanding Principal Amount

With respect to the L1 Second Tranche Note, commencing on the earlier of (i) the day that is the 60-day anniversary after February 13, 2026 and (ii) the date on which the Registration Statement is declared effective by the SEC, the Company is required to pay to the holder the outstanding principal balance under the L1 Second Tranche Note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 105% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the L1 Second Tranche Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the L1 Second Tranche Note in accordance with its terms. All monthly payments are payable the Company, in cash, provided that under certain circumstances, as provided in the L1 Second Tranche Note, the Company may elect to pay in Class A ordinary shares.

Prepayment

The Company may not repay any portion of the outstanding principal amount of the L1 Second Tranche Note.

Beneficial Ownership Limitation

The L1 Second Tranche Note may not be converted to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Class A ordinary shares immediately after conversion, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Class A ordinary shares after converting the L1 Second Tranche Note up to 9.99% of the number of Class A ordinary shares outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the L1 Second Tranche Note.

Events of Default

Upon the occurrence of any Event of Default, interest shall accrue on the L1 Second Tranche Note at a rate equal to 10% per annum or, if less, the highest amount permitted by law. In addition, upon the occurrence of Event of Default, which has not been cured within any applicable cure period, interest is also payable at the “Mandatory Default Amount” (i.e. 120% of the sum of (i) the outstanding principal balance of the L1 Second Tranche Note on the date on which the first Event of Default has occurred and (ii) any accrued and unpaid interest thereon. Furthermore, if an Event of Default in not cured, L1 also shall have the right to convert the Mandatory Default Amount, upon the terms provided in the L1 Second Tranche Note.

Security

As collateral for the obligations under the Securities Purchase Agreement and the L1 Second Tranche Note, the Company has granted to the holder a senior security interest in all of the Company’s current and future assets, if any, (inclusive of intellectual property) in the United States and an account in connection with a duly executed deposit account control agreement (“DACA”) subject to certain exceptions, as set forth in the Security Agreement (as defined in the L1 Securities Purchase Agreement).